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Exhibit 3: Segment Information - Second Quarter 2006

	Beer - Chile		Beer - Argentina		Soft Drinks & Min Water		Wine		Pisco		Others
	2006	2005	2006*	2005	2006	2005	2006	2005	2006	2005	2006	2005
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	38,535	32,270	9,832	8,290	30,069	28,059	19,019	20,641	8,066	8,112	2,475	1,963
Other products	595	486	-79	74	172	119	1,261	2,122	69	115	0	0
Total	39,129	32,756	9,753	8,364	30,241	28,178	20,280	22,763	8,134	8,226	2,475	1,963
% change	19.5%		16.6%		7.3%		-10.9%		-1.1%		26.1%

Cost of sales	(16,868)	(13,486)	(5,605)	(5,036)	(15,594)	(14,631)	(14,515)	(14,940)	(5,092)	(5,669)	(1,811)	(1,160)
% of sales	43.1%	41.2%	57.5%	60.2%	51.6%	51.9%	71.6%	65.6%	62.6%	68.9%	73.2%	59.1%

SG&A	(16,139)	(14,643)	(5,415)	(4,856)	(14,053)	(13,458)	(5,258)	(5,803)	(3,468)	(3,222)	(613)	(350)
% of sales	41.2%	44.7%	55.5%	58.1%	46.5%	47.8%	25.9%	25.5%	42.6%	39.2%	24.8%	17.8%

Operating profit	6,122	4,628	(1,267)	(1,528)	594	89	507	2,020	(425)	(665)	50	452.41
% change	32.3%		17.1%		568.2%		-74.9%		36.1%		-88.8%
% of sales	15.6%	14.1%	-13.0%	-18.3%	2.0%	0.3%	2.5%	8.9%	-5.2%	-8.1%	2.0%	23.1%

Depreciation	4,594	4,617	1,444	1,387	2,537	2,566	1,272	1,190	239	311	308	265
Amortization	-	1	41	44	(0)	1	92	92	30	0	(0)	0
EBITDA	10,716	9,245	217	(98)	3,130	2,655	1,871	3,302	(156)	(354)	358	717
% change	15.9%		NM		17.9%		-43.4%		56.0%		-50.1%
% of sales	27.4%	28.2%	2.2%	-1.2%	10.4%	9.4%	9.2%	14.5%	-1.9%	-4.3%	14.5%	36.5%
* Other products revenues are explained by the reverse of bottle sales.

	Beer - Chile		Beer - Argentina*		Soft Drinks & Min Water		Wine***		Pisco
	2006	2005	2006	2005	2006	2005	2006	2005	2006	2005****
VOLUMES & PRICING
					Total**		Total		Total
Volume (HLs)	865,119	715,841	415,768	382,895	1,067,122	971,648	230,855	232,724	50,112	61,502
% change	20.9%		8.6%		9.8%		-0.8%		-18.5%

					Soft Drinks		Chile - Domestic
					729,187	667,720	120,730	128,239
					9.2%		-5.9%
					Nectars		Chile Bottled Exports
					129,034	104,391	98,482	94,137
					23.6%		4.6%
					Mineral Water
					208,900	199,537	Argentina
					4.7%		11,644	10,349
							12.5%

* Volumes include exports of 13,107 HL (7,830 HL to Chile) and 11,738 HL (8,985 HL to Chile) in Q2'06 and Q2'05 respectively.
** In unit cases, sales from the soft drinks and mineral water segment totaled 18.8 million and 17.1 million in Q2'06 and Q2'05 respectively.
*** Volumes do not include bulk volumes of 19,519 HL (18,139 HL from Chile exports and 1,380 HL from Argentina) and 37,900 HL (35,858 HL from Chile exports and 2,042 HL from Argentina) in Q2'06 and Q2'05 respectively.
**** Considers 6,347 HL sold during March 2005, after the creation of Compañía Pisquera de Chile.
						Total		Total
Price (Ch$ / HL)	44,542	45,080	23,647	21,650	28,178	28,878	82,384	88,693	160,950	131,894
% change (real)	-1.2%		9.2%		-2.4%		-7.1%		22.0%

					Soft Drinks		Chile - Domestic
					26,957	27,995	57,516	62,537
					-3.7%		-8.0%
					Nectars		Chile Bottled Exports
					40,751	42,017	109,802	122,985
					-3.0%		-10.7%
					Mineral Water
					24,672	24,958	Argentina
					-1.1%		108,322	100,868
							7.4%

Última actualización 8/3/2006
Por mgili